Exhibit 3.3

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF INTERNET PATENTS CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of Internet Patents Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Restated Certificate of Incorporation of this corporation be amended by adding a new Article, to be numbered “Article 10” as follows:

 “ARTICLE 10.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the 2011 annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed this 11th day of March, 2013

By:	/s/ L. Eric Loewe
L. Eric Loewe, Corporate Secretary